EXHIBIT 99.1

Akorn Completes Acquisition of VersaPharm

LAKE FOREST, Ill., Aug. 12, 2014 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX), a niche pharmaceutical company, announced today that it has completed its previously announced acquisition of VPI Holdings Corp., the parent company of VersaPharm Incorporated, for $440 million.

Key Acquisition Highlights:

  Increases Akorn's presence in the highly attractive niche dermatology market
  Provides a complementary product portfolio to bolt on to the Hi-Tech acquisition that closed earlier this year
  Straightforward integration process due to VersaPharm's outsource manufacturing model
  Expected to add $90 to $100 million in annual revenues and $0.10 to $0.12 in earnings per share, excluding new pipeline launches, deal amortization and acquisition-related expenses

"We are excited to announce that we have completed the acquisition of VersaPharm," said Raj Rai, Chief Executive Officer of Akorn. "This highly strategic acquisition further strengthens our niche portfolio and accelerates our long-term growth opportunities."

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; and Paonta Sahib, India where the Company manufactures sterile ophthalmic and injectable pharmaceuticals and non-sterile nasal sprays, oral liquids, and topical creams and ointments. Additional information is available on the Company's website at www.akorn.com.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current expectations. However, actual results may differ materially from expectations due to the risks, uncertainties and other factors that affect our combined business, including VersaPharm. These factors include, among others, changes in the business or operating prospects of VersaPharm; our ability to identify and exploit anticipated synergies related to merger with VersaPharm; our ability to obtain additional funding or financing to operate and grow our business; the effects of federal, state and other governmental regulation on our business; our ability to obtain and maintain regulatory approvals for our products; our success in developing, manufacturing, acquiring and marketing new products; the success of our strategic partnerships for the development and marketing of new products; our ability to successfully integrate acquired businesses and products; our ability to secure favorable prices for our products and maintain good business relations with major customers; our ability to timely and efficiently manufacture and source quality finished products as well as source quality raw materials at favorable prices; and the effects of competition from other generic pharmaceuticals and from other pharmaceutical companies. We provide additional information about these and other factors in the reports filed with the Securities and Exchange Commission, including, but not limited to, those described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in annual report on Form 10-K for the year ended December 31, 2013. Except as required by applicable law, we disclaim any obligation to update any forward-looking statement in this document, whether as a result of changes in underlying factors, new information, future events or otherwise.

CONTACT: Tim Dick, Chief Financial Officer
         (847) 279-6150

         Chris Hodges, Alpha IR Group
         (312) 445-2870